Exhibit 10.5

FORM OF
NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (“Agreement”) is made as of [__________] between Ocwen Financial Corporation, a Florida corporation (together, with its subsidiaries and affiliates, the “Corporation”), and [__________], an executive employee of the Corporation or one of its subsidiaries (the “Executive”).

WHEREAS, the Corporation desires, by affording the Executive an opportunity to purchase Shares of its common stock (“Stock”) pursuant to the Corporation’s 2017 Performance Incentive Plan (the “2017 Plan”), to further the objectives of the 2017 Plan.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto have agreed, and do hereby agree, as follows:

1.     OPTION GRANT

The Corporation hereby grants to the Executive, pursuant to and subject to the 2017 Plan, the right and option (the “Options”) to purchase all or any part of an aggregate [__________] Shares of common stock from the Corporation for a purchase price of $[__________] per share (the “Strike Price”), on the terms and conditions set forth in this Agreement.

2.     OPTION TERM

The term of the Options shall begin on the date of this Agreement and will continue for a period of ten (10) years from the date of this Agreement.

3.     EXERCISE OF OPTIONS

A.	Vesting Schedule

Subject to the provisions of Paragraphs 5 and 6 below, 1/3 of the Options shall vest in three (3) equal annual increments, as follows. One-third (1/3) of the Options shall vest on each of the first three anniversaries of the date hereof.

B.	Accelerated Vesting

Notwithstanding the vesting schedule provided in Paragraph 3A above, if the Executive’s employment is terminated by the Corporation without Cause, by the Executive for Good Reason, or by reason of death, Disability or Retirement, then the Options shall vest and shall become immediately exercisable in full on the date of such termination; provided, however, that any acceleration of vesting (other than for a termination by reason of the Executive’s Disability or the Executive’s death) is subject to the condition precedent that the Executive

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execute and deliver to the Company, not later than fifty five (55) days after such termination of employment, a full release in favor of the Company (in a form that will be provided by the Company to the Executive not later than ten (10) days after such termination of employment) and such release shall not be revoked by the Executive pursuant to any revocation rights provided by applicable law (otherwise, if such release condition is not satisfied in such circumstances, the termination shall be treated for purposes of the Award, including for purposes of Section 5 below, as a resignation by the Executive without Good Reason).

C.    General

Upon vesting, the Options may be exercised in whole or in part at any time before the Options terminate, subject to the terms and conditions of this Agreement. In no case may the Options be exercised as to less than 50 Shares at any one time (or the remaining Shares then purchasable under the Options, if less than 50 Shares) or for a fractional share. Except as provided in Paragraph 5 below, the Options may not be exercised unless the Executive shall, at the time of the exercise, be an employee of the Corporation. During the Executive’s lifetime, only he/she or his/her guardian or legal representative may exercise the Options. The Executive shall have none of the rights of a stockholder with respect to any of the Shares subject to the Options until such Shares shall be issued in his/her name or the name of his/her designee following the exercise of the Options.
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4.     METHOD OF OPTION EXERCISE

A.
Subject to the terms and conditions of this Agreement, the Options may be exercised by written notice to the Corporation at its executive offices to the attention of the Corporate Secretary of the Corporation (the “Secretary”). Such notice shall state the election to exercise the Options, shall state the number of Shares in respect of which it is being exercised (the “Purchased Shares”) and shall be signed by the person or persons so exercising the Options. Such notice shall be accompanied by (i) a personal check payable to the order of the Corporation for payment of the full purchase price of the Purchased Shares, (ii) delivery to the Corporation of the number of Shares duly endorsed for transfer and owned by the Executive which have an aggregate Fair Market Value equal to the aggregate purchase price of the Purchased Shares, (iii) agreement to a reduction in the number of Purchased Shares otherwise deliverable to the Executive pursuant to the exercise of the Options with the number of shares withheld having an aggregate Fair Market Value equal to the aggregate purchase price of the Purchased Shares (before such reduction) and related tax withholding obligations, or (iv) payment therefor made in such other manner as may be acceptable to the Corporation on such terms as may be determined by the Compensation Committee of the Board of Directors of the Corporation (the “Committee”). “Fair Market Value” shall mean the average of the high and low sales price of the Stock on the date of exercise, as reported on the primary securities exchange on which the Stock is then traded (if the Stock is not then publicly traded on a securities exchange, the Compensation Committee shall determine the Fair Market Value of such Stock at its complete discretion). In addition to and at the time of payment of the purchase price, the person exercising the Options shall pay to the Corporation the full amount of any federal and state withholding or other taxes applicable to the taxable income of such person resulting from such exercise in cash unless the Committee in its sole discretion shall permit such taxes to be paid in Stock or via reduction in shares pursuant to (iii) above. Such payment may also be made in the form of payroll withholding, at the election of the option holder. The Executive may request the Corporation’s current form of election notice and make its election on such form.

B.
The Corporation shall deliver a certificate or certificates representing said purchased Shares (or, at the option of the Corporation, provide evidence of their issuance in book-entry form) as soon as practicable after receipt of the notice and all required documents and payments as provided in this Paragraph 4. The certificate or certificates for the Shares as to which the Options have been so exercised may or may not be registered (including via book-entry) until at least five business days after the date of the exercise of the Options. Unless the person or persons exercising the Options shall otherwise direct the Corporation in writing, such certificate or certificates for the Shares shall be registered (including via book-entry) in the name of the person or persons so exercising the Options and shall be delivered as aforesaid to or upon the written order of the person or persons exercising the Options.

C.
In the event the Options shall be exercised, pursuant to Paragraphs 3 and 5 hereof, by any person or persons other than the Executive, such notice shall be accompanied by appropriate proof of the derivative right of such person or persons to exercise the Options.

D.
The date of exercise of the Options shall be the date on which the notice is received by the Secretary. If such notice is received after the market close, the following trading day will be considered the date of exercise. All Shares that shall be purchased upon the exercise of the Options as provided herein shall be fully paid and non-assessable.

5.     TERMINATION OF OPTIONS

The Options may not be exercised to any extent after termination of the Options in one of the ways, whichever first occurs, set forth below in this Paragraph 5.

A.	The Options shall terminate upon the exercise of such Options in the manner provided in this Agreement and the 2017 Plan, whether or not the Shares are ultimately delivered.

B.
Except as may otherwise be provided in Paragraph 5 C below for the earlier termination of the Options, the Options and all rights and obligations thereunder shall expire ten (10) years after the date of this Agreement.

C.	If, prior to exercise, expiration, surrender or cancellation of the Options, the Executive’s employment terminates:

(1)
by reason of Disability, then the Options shall terminate not later than (a) three (3) years after the date of such termination of employment or (b) the end of the Option’s term, whichever occurs first. In the event of the death of the Executive, the Options shall terminate on the earlier to occur of: (i) three (3) years after the date of the Executive’s death or (ii) the end of the Option’s term, during which period the Options may be exercised by the person or persons to whom the Executive’s rights shall pass by will or by the applicable laws of descent or distribution.

(2)
by action of the Corporation without Cause or by action of the Executive for Good Reason, then the Options shall terminate three (3) years after the date of the Executive’s termination, or upon the expiration of the term of the Options, whichever occurs first.

(3)
by reason of termination of employment by the Corporation for Cause or termination of employment by the Executive without Good Reason, then all Options shall terminate on such date of termination of employment.

(4) by reason of the Retirement of the Executive, then all Options shall terminate on the six (6) month anniversary of the date of such termination of employment.

6.	CONDITIONS UPON TERMINATION OF EMPLOYMENT

If the employment of the Executive terminates by action of the Corporation without Cause, by action of the Executive for Good Reason or by reason of Retirement, then the rights of the Executive and the Options shall be subject to the conditions that for a period of one (1) year following the effective date of termination the Executive shall not (a) engage, either directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Corporation, (b) solicit, directly or indirectly, any employee of the Corporation to leave the employ of the Corporation for employment, hire or engagement as an independent contractor elsewhere, (c) in any way interfere with the relationship between any customer, supplier, licensee or business relation of the Corporation or (d) share, reveal or utilize any Confidential Information of the Corporation except as otherwise expressly permitted by Corporation.

In addition, the rights of the Executive to the Options shall be subject to the conditions that for a period of one (1) year he/she shall be available, unless he/she shall has since died, at reasonable times for consultations at the request of the Corporation’s management with respect to phases of the business with which he/she was actively connected during his/her employment, but such consultations shall not be required to be performed during usual vacation periods or periods of illness or other incapacity or without reasonable compensation and cost reimbursement. In the event that the above conditions are not fulfilled, the Executive shall forfeit all rights to any unexercised portion of the Options as of the date of such breach of condition. Any determination by the Board of Directors of the Corporation with regard to this Paragraph 6 shall be conclusive.

7.    ADJUSTMENT UPON CHANGES IN STOCK

If there shall be any change in the stock subject to the Options granted hereunder, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, spin off of one or more subsidiaries or other change in the corporate structure, appropriate adjustments shall be made by the Committee or the Board of Directors of the Corporation in its reasonable discretion (or if the Corporation is not the surviving corporation in any such transaction, the Board of Directors or compensation committee of the surviving corporation – with the Committee or the Board of Directors of the Corporation and the surviving corporation or its compensation committee collectively referred to in this Paragraph 7 as the “Board”) in the number and kind of Shares and the price per Share subject to the Options. Without limiting the generality of the foregoing, in the event of a restructuring or transaction resulting in some or all of the Corporation’s Stock being convertible into equity of a separate company, the Board shall have the authority to replace outstanding Options with any one or more of the following: (1) adjusted options of the Corporation; (2) adjusted options on the equity of the separate company; or (3) a combination of adjusted options on the shares of both the Corporation and the separate company, all as the Board sees as equitable. In the event of any such option adjustment and/or conversion, the Board shall ensure, to the extent practical, that the aggregate value of the Executive’s outstanding Options under this Agreement is preserved through the conversion/adjustment. Any determination by the Board with regard to this Paragraph 7 shall be conclusive. For the avoidance of doubt, in the event Executive remains employed with the separate company that results from a restructuring or transaction covered by this Paragraph 7, for purposes of this Agreement, he/she will be deemed to remain employed as if he/she continued employment with the Corporation such that the employment termination provisions applicable to Options shall not be invoked unless and until his/her employment with such separate company shall terminate.

8.    NON-TRANSFERABILITY OF OPTIONS

The Options shall not be transferable otherwise than by will or by the applicable laws of descent and distribution. More particularly (but without limiting the generality of the foregoing), the Options may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Options contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Options, shall be null and void and without effect.

9.    PAYMENT OF EXPENSES AND COMPLIANCE WITH LAWS

The Corporation shall at all times during the term of the Options reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue and/or transfer taxes with respect to the issue and/or transfer of shares pursuant hereto to the Executive and all other fees and expenses necessarily incurred by the Corporation in connection therewith and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Corporation, shall be applicable thereto.

10. DEFINITIONS

A.	As used herein, the term “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Corporation, even with reasonable accommodation that does not impose an undue hardship on the Corporation, for more than 180 days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

B.
As used herein, the term “Retirement” shall mean termination (other than by reason of death or Disability) of the Executive's employment with the Corporation or one of its subsidiaries pursuant to and in accordance with a plan or program of the Corporation or subsidiary applicable to the Executive provided, however, that for purposes of this Agreement only, the Executive must have attained the age of 60 and been an employee of the Corporation for not less than three (3) years as of the date of termination of employment by reason of Retirement.

C.
As used herein, “Confidential Information” shall mean all information relating to Corporation, including any of its subsidiaries, customers, vendors, and affiliates, of any kind whatsoever; know-how; experience; expertise; business plans; ways of doing business; business results or prospects; financial books, data and plans; pricing; supplier information and agreements; investor or lender data and information; business processes (whether or not the subject of a patent), computer software and specifications therefore; leases; and any and all agreements entered into by Corporation or its affiliates and any information contained therein; database mining and marketing; customer relationship management programs; any technical, operating, design, economic, client, customer, consultant, consumer or collector related data and information, marketing strategies or initiatives and plans which at the time or times concerned is either capable of protection as a trade secret or is considered to be of a confidential nature regardless of form. Confidential Information shall not include: (a) information which is or becomes generally available to the public other than as a result of a disclosure in breach of this Agreement, (b) information which was available on a non-confidential basis prior to the date hereof or becomes available from a person other than the Corporation who was not otherwise bound by confidentiality obligations to the Corporation and was not otherwise prohibited from disclosing the information or (c) Confidential Information which is required by law to be disclosed, in which case, Executive will provide the Corporation with notice of such obligation immediately to allow the Corporation to seek such intervention as it may deem appropriate to prevent such disclosure including and not limited to initiating legal or administrative proceedings prior to disclosure.

D.
As used herein, “Annualized Rate of Return” shall be determined as a function of the Corporation’s stock price appreciation and dividends and other distributions over the Strike Price. For this purpose, dividends and other distributions shall be deemed reinvested in stock of the Company on the date such dividends and distributions are paid to shareholders. The Compensation Committee shall make all determinations of Annualized Rate of Return under this Agreement at its sole discretion.

E.
As used herein, “Cause” shall mean (a) conviction of, or plea of guilty or nolo contendere to, a felony; (b) willful and continued failure to use reasonable best efforts to substantially perform Executive’s duties that Executive fails to remedy to the Committee or the Board of

Directors’ reasonable satisfaction of the Corporation (excluding the Executive, if he/she is then a member of within 30 days after written notice is delivered to Executive by the Corporation that sets forth in reasonable detail the basis of such failure; or (c) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Corporation.

F.
As used herein, “Good Reason” shall mean (a) a material reduction by the Corporation in Executive’s base salary, annual incentive opportunity or annual total target direct compensation; (b) a material diminution in Executive’s position, authority, duties or responsibilities (including reporting responsibilities) or failure by the Board to re-nominate Executive for reelection to the Board for the period during which Executive serves as Chief Executive Officer; (c) a relocation of Executive’s location of employment by more than 50 miles from the office where Executive is located as of the Effective Date; or (d) the Company’s material breach of any provision of the Executive’s offer letter; provided that, for the purposes of clauses (a) through (d), (i) Executive gives written notice to the Corporation setting forth in reasonable detail the basis of the event within 30 days of becoming aware of it, (ii) such event has not been cured within 30 days after Executive gives written notice and (iii) Executive terminates his employment within 90 days after giving the notice described under clause (i), above.

11. AMENDMENT

In the event that the Board of Directors of the Corporation shall amend the 2017 Plan and such amendment shall modify or otherwise affect the subject matter of this Agreement, this Agreement shall, to that extent, be deemed to be amended by such amendment to the 2017 Plan.

12. CONSTRUCTION

In the event of any conflict between the 2017 Plan and this Agreement, the provisions of the 2017 Plan shall control. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto. This Agreement shall be governed in all respects by the laws of the State of Florida.

13. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Corporation and the Participant and supersedes all other discussions, correspondence, representations, understandings and agreements between the parties, with respect to the subject matter hereof.

14. HEADINGS

The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed a part hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

OCWEN FINANCIAL CORPORATION

By:
[__________]

EXECUTIVE

By:    ______________________________
[__________]